SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Amendment No 3 on Form S-1 of Line Up Advertisement, Inc., of our report dated July 6, 2012 on our audit of the financial statements of Line Up Advertisement, Inc. as of April 30, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on April 17, 2012 through April 30, 2012, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

August 16, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351